Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hyperion DeFi, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Secondary Offering

Fees to be Paid	Equity	Common Stock underlying the Purchaser Warrants and Placement Agent Warrants, issuable upon conversion of Series A Preferred Stock pursuant to the Securities Purchase Agreement and Engagement Letter and issuable as in-kind dividends on Series A Preferred Stock(2)	457	(g)	50,420,667	$3.25	(4)	$163,867,168	(4)	0.00015310	$25,088	-	-	-

Fees to be Paid	Equity	Common Stock underlying the Lender Warrants(3)	457	(g)	350,000	$4.00	(5)	$1,400,000	(5)	0.00015310	$215	-	-	-

Fees Previously Paid											-
	Total Offering Amount							$165,267,168		0.00015310	$25,303
	Total Fees Previously Paid										-
	Total Fee Offsets										-
	Net Fee Due										$25,303

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall also cover any additional shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”) that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents (i) an aggregate of 32,615,383 shares of Common Stock issuable upon the exercise of warrants (the “Purchaser Warrants”) issued pursuant to the Securities Purchase Agreement, dated June 17, 2025, by and among the Company and certain institutional accredited investors (the “Securities Purchase Agreement”) and warrants (the “Placement Agent Warrants”) issued pursuant to the Engagement Letter, dated June 17, 2025, by and between the Company and Chardan Capital Markets, LLC (the “Engagement Letter”), at an exercise price of $3.25 per share; (ii) an aggregate of 16,307,691 shares of Common Stock issuable upon the conversion of Series A Non-Voting Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) pursuant to the Securities Purchase Agreement and the Engagement Letter, at a conversion price of $3.25 and (iii) 1,497,593 shares of Common Stock issuable as in-kind dividends on Series A Preferred Stock having a conversion price of $3.25.

(3)	Represents 350,000 shares of Common Stock issuable upon the exercise of warrants issued in connection with the Fourth Amendment to the Supplement to the Loan and Security Agreement, dated November 22, 2022 with Avenue Capital Management II, L.P., as administrative agent and collateral agent, Avenue Venture Opportunities Fund, L.P., as a lender and Avenue Venture Opportunities Fund II, L.P., as a lender (the “Lender Warrants”) at an exercise price of $4.00 per share.

(4)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act, based on the applicable exercise price of the Purchaser Warrants and Placement Agent Warrants, the conversion price of Series A Preferred Stock issued pursuant to the Securities Purchase Agreement and the Engagement Letter and the conversion price of the in-kind dividends on Series A Preferred Stock.

(5)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act, based on the applicable exercise price of the Lender Warrants.